UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): May 31, 2007 (May 29, 2007)

Sona Mobile Holdings Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-12817	95-3087593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 Park Avenue New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number including area code:	(212) 486-8887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2007, Robert P. Levy was elected to the Board of Directors (“Board”) of Sona Mobile Holdings Corp. (the “Company”) to fill a vacancy on the Company’s Board.

As with other non-employee Company directors, Mr. Levy will receive an annual retainer of $5,000, $250, plus reimbursement for actual out-of-pocket expenses, for each Board meeting attended in person and $125 for each Board meeting attended telephonically as well as grants of an aggregate of 40,000 shares of common stock of the Company of which one-half vests immediately and the remaining one-half vests on May 29, 2008 and options to purchase shares of common stock of the Company with a value equal to approximately $40,000. Based upon the closing price of the Company’s common stock on May 29, 2007, Mr. Levy was granted stock options to purchase an aggregate of 75,000 shares of Company common stock. One-fourth of these options become exercisable on each of August 29, 2007, November 29, 2007, February 29, 2008 and May 29, 2008. Such options have an exercise price of $0.50 per share and expire on May 29, 2017 or within two years of any date in which Mr. Levy ceases to serve as a director of the Company, whichever is earlier. The foregoing arrangements were made pursuant to both the Compensation Plan for Directors, as amended on September 29, 2006, and the 2006 Incentive Plan of the Company.

The press release issued by the Company on May 31, 2007 related hereto is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits

99.1	Press Release, dated May 31, 2007.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sona Mobile Holdings Corp. (Registrant)

Date: May 31, 2007	By:	/s/ Shawn Kreloff
Name: Shawn Kreloff Title: Chief Executive Officer